Exhibit 99
                     Press Release, dated July 25, 2000























                                                 Contact:      Cathy Cooper
                                                 Washington Federal Savings
                                                             (206) 777-8246
FOR IMMEDIATE RELEASE


                      Washington Federal, Inc. Names
                   Roy Whitehead Chief Executive Officer


  Seattle - July 25, 2000 - Roy Whitehead, currently president of
Washington Federal, Inc. and its wholly-owned subsidiary, Washington Federal Savings, will become its chief executive officer, effective Oct. 1, 2000. The announcement was made today by Guy Pinkerton, present chairman and chief executive officer, who will remain as chairman of the board. The action was approved at yesterday's Washington Federal director's meeting.

  Whitehead, who joined Washington Federal Savings in September 1998, is a member of the board of directors of Washington Federal, Inc. and has been president of both entities since March 1999.

  "We're pleased to have the benefit of Roy's expertise and look forward to his leadership as President and CEO," said Pinkerton.

  Whitehead has 24 years of experience at both commercial banks and thrifts. Before joining Washington Federal, he served as regional vice president of Wells Fargo's South Texas Region. Prior to that, he was president of First Interstate Bank of Colorado (now Wells Fargo) from 1993 to 1997 where he managed a $1.5 billion commercial bank with 450 employees. Whitehead began his banking career as an examiner for the Federal Reserve Bank of Dallas. He holds a degree in business administration and finance from the University of South Carolina and is a graduate of the Southwestern Graduate School of Banking.

  Pinkerton joined Washington Federal Savings in 1965 from Deloitte &
Touche, LLP, where he was responsible for a number of savings association clients, including Washington Federal Savings. After a series of promotions, he became president and treasurer in 1988, was named a director in 1991, chief executive officer in 1992 and chairman in 1994. He is a past director and vice-chairman of the Federal Home Loan Bank of Seattle and chairman of the Washington Savings League. He is also a member of the board of trustees of the University of Washington School of Business Accounting Development Fund, and served on the Thrift Institutions Advisory Council for the Federal Reserve Board.

  Washington Federal Savings, with 108 offices in Washington, Idaho,
Oregon, Utah, Nevada and Arizona, had $6.6 billion in assets and $3.4 billion in deposits as of June 30, 2000. The company is traded on the NASDAQ National Market System under the symbol WFSL. Its website can be found at www.washingtonfederal.com

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